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                                                                 EXHIBIT 23(b)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-8 and Form S-3 (No. 33-34855) for the Flowers Industries, Inc. 1982 Incentive Stock Option Plan and the Flowers Industries, Inc. 1989 Executive Stock Incentive Plan dated May 18, 1990 and of the Registration Statements on Form S-8 (No. 33-91198 and No. 333-23351) for the Flowers Industries, Inc. 401(k) Retirement Savings Plan, of our reports dated February 18, 1998, on our audits of the consolidated financial statements and financial statement schedule of Keebler Foods Company which reports are included in this Transition Report on Form 10-K of Flowers Industries, Inc.


/s/ Coopers & Lybrand, L.L.P.

Coopers & Lybrand L.L.P.
Chicago, Illinois
March 27, 1998